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                                                                     EXHIBIT 2.1



                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                            WELLS FARGO & COMPANY,

                           ROMERO ACQUISITION CORP.

                                      and

                      RAGEN MACKENZIE GROUP INCORPORATED


                              September 28, 1999
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          AGREEMENT AND PLAN OF MERGER, dated as of September 28, 1999, by and among RAGEN MACKENZIE GROUP INCORPORATED (the "Company"), WELLS FARGO & COMPANY (the "Acquiror") and ROMERO ACQUISITION CORP., a wholly-owned subsidiary of the Acquiror ("Merger Sub").

                                   RECITALS

          A. The Company. The Company is a Washington corporation, having its principal place of business in the State of Washington.

          B. The Acquiror; Merger Sub. The Acquiror is a Delaware corporation, and Merger Sub is a Washington corporation, each having its principal place of business in the State of California.

          C. Certain Intentions of the Parties. Subject to the terms and conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Merger Sub with and into the Company, with the Company being the corporation surviving such merger. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368(a) of the Code.

          D. Stock Option Agreement; Support Agreement. As a condition and inducement to the Acquiror's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (1) the Company has executed and delivered a stock option agreement with the Acquiror, pursuant to which the Company is granting to the Acquiror an option to purchase, under certain circumstances, shares of Company Common Stock (the "Stock Option Agreement"), and (2) certain shareholders of the Company have executed and delivered an agreement (the "Support Agreement") with the Acquiror pursuant to which, among other things, such shareholders have agreed to vote all shares of the Company owned by them in favor of the Merger.

          E. Employment Arrangements. Certain employees of the Company have executed and delivered employment and/or non-competition agreements with the Acquiror (the "Employment Agreements").

          F. Retention Program. The Acquiror and the Company have agreed to establish a retention program on the terms described herein, the purpose of which is to retain the services of certain employees of the Company and its Subsidiaries following the Merger.

          G. Board Action. The respective Boards of Directors of each of the Acquiror, Merger Sub and the Company have determined that it is in the best
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interests of their respective companies and their shareholders to consummate the transactions provided for in this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I


                      Certain Definitions; Interpretation


          1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

          "Acquiror" has the meaning assigned in the preamble to this Agreement.

          "Acquiror Common Stock" means the common stock, par value $1-2/3 per share, of the Acquiror.

          "Acquiror Plans" has the meaning assigned in Section 6.12.

          "Acquisition Proposal" has the meaning assigned in Section 6.5.

          "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling, controlled by or under common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

          "AMEX" means the American Stock Exchange, Inc.

          "Average Closing Price" means as of any date, the average of the daily last sale price of a share of Acquiror Common Stock as reported on the NYSE Composite Transactions Reporting System for the ten consecutive NYSE full trading days (in which such shares are traded on the NYSE) ending at the close of trading on the NYSE full trading day immediately preceding such date.

          "Benefit Plans" has the meaning assigned in Section 5.3(q)(1).

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          "Broker-Dealer Subsidiary" has the meaning assigned in Section
     5.3(g)(4).

          "Client" means any person to which the Company or any of its Subsidiaries provides products or services under any Contract.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Condition Date" has the meaning assigned in Section 2.2.

          "Company" has the meaning assigned in the preamble to this Agreement.

          "Company Articles" means the Articles of Incorporation of the Company, as amended.

          "Company Board" means the Board of Directors of the Company.

          "Company Bylaws" means the Bylaws of the Company, as amended.

          "Company Common Stock" means the common stock, par value $.01 per share, of the Company.

          "Company Meeting" has the meaning assigned in Section 6.2.

          "Company Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

          "Company Reports" has the meaning assigned in Section 5.3(l)(8).

          "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

          "Company Stock Option" means each option to purchase shares of Company Common Stock under the Company Stock Plans as Previously Disclosed.

          "Company Stock Plans" means the stock-based compensation and incentive plans of the Company Previously Disclosed as of the date hereof and includes, without limitation, the RMI 1989 Stock Option Plan, the RMI 1993 Stock Option Plan, the RMI 1996 Stock Incentive Compensation Plan and the Company 1998 Stock Incentive Compensation Plan.

          "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, contractual obligation, lease or other commitment to which such person or any of its Subsidiaries is

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     a party or by which any of them is bound or to which any of their properties is subject.

          "Covered Employees" has the meaning assigned in Section 6.12.

          "CSE" means the Chicago Stock Exchange.

          "Disclosure Schedule" has the meaning assigned in Section 5.1.

          "Dissenting Shares" has the meaning assigned in Section 3.1(d).

          "Effective Date" means the date on which the Effective Time occurs.

          "Effective Time" means the date and time at which the Merger becomes effective.

          "Employment Agreements" has the meaning assigned in the recitals hereto.

          "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources, or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.3(q)(6).

          "ERISA Client" has the meaning assigned in Section 5.3(k)(7).

          "ESPP" has the meaning assigned in Section 4.1(b).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning assigned in Section 3.4(a).

          "Exchange Fund" has the meaning assigned in Section 3.4(a).

          "Exchange Ratio" has the meaning assigned in Section 3.1(a).

          "Federal Reserve System" means the Board of Governors of the Federal Reserve System and the Federal Reserve Banks.

                                      -4-
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          "Financial Statements" has the meaning assigned in Section 5.3(g)(2).

          "FOCUS Reports" has the meaning assigned in Section 5.3(g)(4).

          "Form ADV" has the meaning assigned in Section 5.3(k)(4).

          "Form BD" has the meaning assigned in Section 5.3(k)(4).

          "Governmental Authority" means any court, administrative agency or commission or other foreign, federal, state or local governmental authority or instrumentality.

          "Hazardous Substance" means any hazardous or toxic substance, material or waste, including those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. (S) 172.101), or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and amendments thereto, petroleum products or other such substances, materials and wastes that are or become regulated under any applicable local, state or federal law, including petroleum compounds, lead, asbestos and polychlorinated biphenyls.

          "Indemnified Party" has the meaning assigned in Section 6.13(a).

          "Insurance Amount" has the meaning assigned in Section 6.13(b).

          "Insurance Policies" has the meaning assigned in Section 5.3(v).

          "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

          "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

          "IRS" means the Internal Revenue Service.

          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

          "Litigation" has the meaning assigned in Section 5.3(o).

          "Material" means, with respect to any fact, circumstance, event or thing, that such fact, circumstance, event or thing is or would reasonably be expected to be material to (1) the financial position, results of operations, assets, properties or business of the Acquiror and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, taken as a whole, or the Surviving Corporation and its Subsidiaries, taken as a whole, as the case may be (other

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     than to the extent such fact, circumstance, event or thing is due to (x)
     general changes in conditions in the securities industry, or in the global or United States economy or capital markets, or (y) changes in applicable generally accepted accounting principles or in laws, regulations or regulatory policies of general applicability), or (2) the ability of either the Acquiror or the Company, as the case may be, timely to perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement.

          "Merger" has the meaning assigned in Section 2.1(a).

          "Merger Consideration" has the meaning assigned in Section 2.3.

          "Merger Sub" has the meaning assigned in the preamble hereto.

          "Merger Sub Common Stock" has the meaning assigned in Section 3.1(e).

          "MSRB" means the Municipal Securities Rulemaking Board.

          "NASD" means the National Association of Securities Dealers, Inc.

          "New Certificates" has the meaning assigned in Section 3.4(a).

          "NYSE" means the New York Stock Exchange, Inc.

          "Old Certificates" has the meaning assigned in Section 3.4(a).

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Previously Disclosed" has the meaning assigned in Section 5.1.

          "Proxy Statement" has the meaning assigned in Section 6.3(a).

          "Registration Statement" has the meaning assigned in Section 6.3(a).

          "Representatives" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for, redeem or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument

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     the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          "RMI" means Ragen MacKenzie Incorporated.

          "Scheduled Closing Date" has the meaning assigned in Section 2.2.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents", with respect to the Company or the Acquiror, has the meaning assigned in Section 5.3(g) or 5.4(g), as the case may be.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Securities Laws" means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act and any state securities and "blue sky" laws.

          "Self-Regulatory Organization" means the National Association of Securities Dealers, Inc., the NYSE, the AMEX, the MSRB or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company or one of its Subsidiaries is otherwise subject.

          "Stock Option Agreement" has the meaning assigned in the recitals hereto.

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

          "Support Agreement" has the meaning assigned in the recitals hereto.

          "Surviving Corporation" has the meaning assigned in Section 2.1(a).

          "Takeover Laws" has the meaning assigned in Section 5.3(c)(2).

          "Taxes" means all federal, state, local and foreign taxes, levies or other assessments imposed by any taxing authority, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, and custom

                                      -7-
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     duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

          "Tax Returns" means, collectively, all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws.

          "Treasury Shares" means shares of Company Common Stock owned by the Company or a Subsidiary of the Company.

          "WBCA" means the Washington Business Corporation Act.

          1.2 Interpretation. When a reference is made in this Agreement to Recitals, Sections, Annexes or Schedules, such reference shall be to a Recital, Section, Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take appropriate action in connection therewith.


                                  ARTICLE II

                                  The Merger

          2.1 The Merger. At the Effective Time, the business combination contemplated by this Agreement shall occur and in furtherance thereof:

          (a) Structure and Effects of the Merger. Merger Sub shall be merged by statutory merger with and into the Company with the Company as the surviving corporation (sometimes referred to as the "Surviving Corporation") (the "Merger"). The Surviving Corporation shall continue to be governed by the laws of the State of Washington, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the WBCA.

          (b) Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be the Company Articles as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the WBCA.

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          (c) Bylaws. The Bylaws of the Surviving Corporation shall be the
     Company Bylaws as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the certificate of incorporation referred to in Section 2.1(b).

          (d) Directors. The directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, and such directors shall hold such office until such time as their successors shall be duly elected and qualified.

          (e) Officers. The officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time.

          2.2 Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Washington, of articles of merger in accordance with Section 23B.11.050 of the WBCA, or at such later date and time as may be set forth in such articles. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (1) on the date that is the tenth full NYSE trading day (the "Scheduled Closing Date") to occur after the date (the "Condition Date") on which last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Effective Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last business day of the month in which such day occurs), or
(2) on such other date as the parties may agree in writing; provided that the Effective Date shall not occur prior to March 16, 2000.

          2.3 Reservation of Right to Revise Structure. At the Acquiror's election, the Merger may alternatively be structured so that (1) the Company is merged with and into any other direct or indirect wholly owned subsidiary of the Acquiror, (2) any direct or indirect wholly owned subsidiary of the Acquiror is merged with and into the Company, or (3) Company shall merge with and into Acquiror; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued to the Company's shareholders in the Merger or under such alternative structure (the "Merger Consideration"),
(B) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion of Counsel referred to in Sections 7.1(g), or (C) materially impede or delay consummation of the Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

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                                  ARTICLE III

                            Consideration; Exchange

          3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder:

          (a) Outstanding Company Common Stock. Each share of Company Common Stock, other than Treasury Shares or Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive a number of shares of Acquiror Common Stock, together with the appropriate number of attached Acquiror Rights, equal to (i) if the Average Closing Price as of the Condition Date is equal to or less than $36.00, 0.5208; (ii) if the Average Closing Price as of the Condition Date is between $36.00 and $42.00, a quotient, the numerator of which is $18.75 and the denominator of which is the Average Closing Price as of the Condition Date (such quotient to be rounded to the nearest ten thousandth); or (iii) if the Average Closing Price as of the Condition Date is $42.00 or greater, 0.4464 (in each case, subject to adjustment pursuant to Sections 3.5 and 8.1(f), the "Exchange Ratio").

          (b) Outstanding Acquiror Common Stock. Each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as one share of common stock of the Surviving Corporation.

          (c) Treasury Shares. At the Effective Time, all shares of Company Common Stock owned, directly or indirectly, by the Company or by the Acquiror, or any of their respective wholly-owned Subsidiaries shall be canceled and shall cease to exist, and no capital stock of the Acquiror or other consideration shall be delivered in exchange therefor. All shares of Acquiror Common Stock owned by the Company or any of its wholly-owned Subsidiaries shall as of the Effective Time become Acquiror Treasury Stock.

          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and respect to which dissenters' rights shall have been properly demanded in accordance with Chapter 23B.13 of the WBCA ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, Acquiror Common Stock or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Chapter 23B.13 of the WBCA; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written

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     withdrawal of such holder's demand for appraisal of such shares, or (ii) if any holder fails to establish such holder's entitlement to dissenters rights under Chapter 23B.13 of the WBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock, and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Acquiror Common Stock and cash in lieu of fractional shares, if any, without any interest thereon, as otherwise provided in this Article III.

          (e) Outstanding Merger Sub Common Stock. Each share of the common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding at the Effective Time shall be converted at the Effective Time into one share of Company Common Stock.

          3.2 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock converted into the right to receive Acquiror Common Stock and/or cash in lieu of fractional shares pursuant to Section 3.1(a) shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive (a) any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and (b) the consideration provided under this Article III. Following the Effective Time, there shall be no transfers of Company Stock on the stock transfer books of the Company or the Surviving Corporation.

          3.3 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Acquiror Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Acquiror shall pay to each holder of Company Common Stock who otherwise would be entitled to a fractional share of Acquiror Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Average Closing Price as of the Effective Date.

          3.4 Exchange Procedures. (a) Promptly after the Effective Date, the Acquiror shall send, or cause to be sent, to each former holder of record of shares of Company Common Stock (other than Treasury Shares) immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's certificates formerly representing shares of Company Common Stock ("Old Certificates") for the Merger Consideration. The Acquiror will cause certificates representing the shares of Acquiror Common Stock to be issued in the Merger ("New Certificates"), and any check in respect of any fractional share interests or dividends or distributions that a former holder of Company Common Stock is entitled to receive, to be delivered to such shareholder upon delivery to Norwest Bank Minnesota, N.A. (in such capacity and including any successors that may from time to time be approved by the Acquiror, the "Exchange Agent") of Old Certificates
                                      -11-
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representing the shares of Company Common Stock formerly owned by such shareholder as of the Effective Time (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed), together with properly completed transmittal materials; provided that such New Certificates, and any such check, shall not be issued to any Company Affiliate unless and until such Company Affiliate has delivered an agreement pursuant to Section 6.6. No interest will be paid on any Merger Consideration, including cash to be paid in lieu of fractional share interests, or in respect of dividends or distributions which any such person may be entitled to receive pursuant to this Article III upon such delivery.

          (b) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) No dividends or other distributions on Acquiror Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III, and no such shareholder shall be eligible to vote such Acquiror Common Stock until the holder of such Old Certificates is entitled to receive New Certificates in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock such holder had the right to receive upon surrender of the Old Certificate.

          3.5 Adjustment of Exchange Ratio. If, after the date of this Agreement, but prior to the Effective Time, the shares of Acquiror Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change (regardless of the method of effectuation of any of the foregoing, including by way of a merger or otherwise) in the capitalization of the Acquiror, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

          3.6 Options. At the Effective Time, all Company Stock Options which are then outstanding and unexercised shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into options to purchase shares of Acquiror Common Stock on the same terms and conditions under the applicable Company Stock Plan and the stock option agreement by which such Company Stock Option is evidenced. From and after the Effective Time:

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

          (a) the number of shares of Acquiror Common Stock purchasable upon exercise of such Company Stock Option shall equal the product (rounded down to the nearest share) of (1) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time and (2) the Exchange Ratio, and

          (b) the per share exercise price under each such Company Stock Option shall be equal to the result (rounded up to the nearest cent) of dividing the per share exercise price of each such Company Stock Option by the Exchange Ratio.

Notwithstanding the foregoing, each Company Stock Option that is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code.


                                  ARTICLE IV


                       Actions Pending the Effective Time


          4.1 Forebearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of the Company or any of its Subsidiaries other than in the ordinary and usual course, or, to the extent consistent therewith, fail to use reasonable best efforts to preserve intact any of their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, correspondents, independent contractors, suppliers, employees and business associates; or engage in any new lines of business.

          (b) Capital Stock. Other than pursuant to the exercise of Previously Disclosed Rights outstanding on the date hereof, and other than pursuant to the Stock Option Agreement, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Stock or any Rights, (2) enter into any Contract with respect to the foregoing or (3) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights. Without limiting the generality of the foregoing, the Company (1) will not issue, or agree or commit to issue, any shares of Company Stock or Rights under the Company Stock Plans other than pursuant to the exercise of Previously Disclosed Rights outstanding on the date hereof and (2) shall take all actions necessary to (x) provide that the

     "offering" that commenced on July 1, 1999 and that will end on December 31, 1999 under the Company's Employee Stock Purchase Plan (the "ESPP") is the final offering under such plan, (y) terminate the ESPP effective as of December 31, 1999, and (z) provide that the Deferral Period (as such term is defined in the Company's Deferred Compensation Plan as in effect on the date hereof (the "Deferred Compensation Plan")) that commenced on July 1, 1999 shall be the last Deferral Period with respect to which any participant therein may elect to allocate any amounts to the Company Stock Index (as defined in the Deferred Compensation Plan) for any purpose, including the calculation of Account Earnings (as defined in the Deferred Compensation Plan), such that no obligation to issue shares of Company Common Stock shall arise thereunder with respect to any subsequent Deferral Period.

          (c) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from wholly owned Subsidiaries to the Company (in each case having record and payment dates consistent with past practice) or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than as required by the Company Stock Plans upon exercise of Previously Disclosed Rights outstanding on the date hereof.

          (d) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase in compensation or increase in any employee benefit (including incentive or bonus payments), except (1) for changes that are required by applicable law, (2) to satisfy Previously Disclosed Contracts existing on the date hereof, or (3) for employment arrangements for, or grants of awards to, newly hired non-executive employees in the ordinary course of business consistent with past practice or (4) for normal individual increases in compensation to non-officer employees in the ordinary and usual course of business consistent with past practice. Nothing herein shall limit year-end or period-end bonuses with respect to fiscal year 1999 paid out in a manner or according to standard terms and consistent with past practice. Bonuses paid to managerial employees who, in the ordinary course of business, participate in the Company's fiscal year 1999 year-end bonus program shall be accrued and paid in the ordinary course consistent with past practice. Bonuses earned with respect to the Company's fiscal year 2000 shall be calculated in the ordinary course consistent with past practice on a prorated basis for that portion of fiscal year 2000 completed prior to the Effective Date. The pro rata portion of such fiscal year 2000 bonuses for the first quarter of such fiscal year shall be accrued and paid out at the earlier of (i) promptly following the Closing or (ii) March 31,

     2000. Bonuses paid in respect of the first quarter of fiscal year 2000 shall not exceed in the aggregate $850,000. The pro rata portion of such fiscal year 2000 bonuses for the period commencing at the beginning of the second quarter of fiscal year 2000 and ending on the Effective Date shall be paid at the time bonuses are paid to existing brokerage employees of the Acquiror, but in no event later than March 31, 2001.

          (e) Benefit Plans. Enter into, establish, adopt, amend or modify any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan, program or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, including taking any action that accelerates the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, as may be required by applicable law or expressly required by the terms of Contracts Previously Disclosed in Section 4.1(e) of the Company Disclosure Schedule as such Contracts are in effect as of the date hereof.

          (f) Dispositions. Except for sales of securities or other investments or assets in the ordinary course of business consistent with past practice, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

          (g) Acquisitions. Except for the purchase of securities or other investments or assets in the ordinary course of business consistent with past practice, acquire a material portion of the assets of any other person.

          (h) Governing Documents. Amend the Company Articles, the Company Bylaws or the certificate of incorporation or bylaws (or similar governing documents) of any of the Company's Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into, renew or terminate any material Contract or amend or modify in any material respect, or waive any material right under, any of its existing material Contracts.

          (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than

     $100,000 and which could not reasonably be expected to establish an adverse precedent or basis for subsequent settlements.

          (l) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in
     Article VII not being satisfied, or (C) a material breach or violation of any provision of this Agreement.

          (m) Capital Expenditures. Authorize or make any capital expenditures, other than (1) annual budgeted amounts Previously Disclosed, or (2) in the ordinary and usual course of business consistent with past practice in amounts not exceeding $100,000 in the aggregate.

          (n) Risk Management. Except as required by applicable law or regulation, (1) implement or adopt any change in the risk management policies, procedures or practices of the Company, which, individually or in the aggregate with all such other changes, would be Material, (2) fail to use commercially reasonable means to avoid any material increase in the aggregate exposure of the Company to risk from the general United States securities markets or (3) materially restructure or change its investment securities portfolio, if any, or the manner in which such portfolio is classified or reported.

          (o) Tax Matters. Make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender or compromise any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, other than any of the foregoing actions that are (i) not, alone or in the aggregate, Material and (ii) taken in the ordinary and usual course of business, consistent with past practice.

          (p) New Activities. Initiate any new business activity that would be impermissible for a "bank holding company" under the Bank Holding Company Act of 1956, as amended.

          (q) Indebtedness. (i) Other than in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing short-term indebtedness, and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, and indebtedness under existing lines of credit), (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person,
     (C) make any loan or advance, or (ii) other than with respect to customary concessions regarding margin indebtedness of brokerage clients in the ordinary course of business consistent with past practice, and with respect to the regularly scheduled forgiveness of loans made to employees prior to the date hereof in connection with the hiring of such employees when and as required by the express provisions Previously Disclosed Contracts in full force and effect between such employees and the Company or any of its Subsidiaries, forgive or extinguish any indebtedness to the Company or any of its Subsidiaries for borrowed money or otherwise waive any rights under any instrument or arrangement pursuant to which such indebtedness was incurred.

          (r) Commitments. Agree or commit to do, or adopt any resolutions of its board of directors in support of, anything that would be precluded by clauses (a) through (q).

          4.2 Forbearances of the Acquiror and Merger Sub. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, each of the Acquiror and Merger Sub will not, and will cause each of its Subsidiaries not to
(1) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material breach of any provision of this Agreement.


                                   ARTICLE V


                        Representations and Warranties


          5.1 Disclosure Schedules. On or prior to the date hereof, the Company has delivered to the Acquiror, and the Acquiror has delivered to the Company, a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express informational requirement contained in or requested by a provision hereof, or (2) as an exception to one or more representations or warranties contained in Section 5.3 or 5.4, respectively, or to one or more of its covenants contained in Article IV or VI; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission by a party that such item (or any undisclosed item or information of comparable or greater significance) represents a Material exception or fact, event or circumstance with respect to the Company or the Acquiror, respectively. "Previously Disclosed" means information set forth in a Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or warranties or covenants, in each case, that is contained in a correspondingly enumerated portion of such Disclosure Schedule. To the extent information is Previously Disclosed pursuant to the foregoing, the corresponding representation, warranty or covenant shall be deemed to be modified by such Previously Disclosed information and references herein (including in Section 5.2) to such corresponding representation, warranty or covenant shall be deemed to be references to such representation, warranty or covenant as so modified.

          5.2 Standard. No representation or warranty of the Company, on the one hand, or the Acquiror and Merger Sub, on the other, contained in Section 5.3 or 5.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event, or circumstance that is inconsistent with one or more representations or warranties (with such representations and warranties being read, for purposes of this Section 5.2, without regard to individual references to "Materiality" or "Material adverse effect" set forth therein), unless such fact, event or circumstance (individually or taken together with all other facts, events or circumstances that are inconsistent with any representation or warranty contained in Section 5.3 or 5.4) would be Material with respect to the Company or the Acquiror, as the case may be.

          5.3 Representations and Warranties of the Company. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to the Acquiror as follows:

          (a) Organization, Standing and Authority. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington, and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Corporate Power. The Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets.

          (c) Corporate Authority and Action. (1) The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and the Stock Option Agreement and (B) to consummate the transactions contemplated by the Stock Option Agreement and, subject only to receipt of the requisite approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, this Agreement. This Agreement and the Stock Option Agreement each is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

               (2) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Support Agreement (to the extent applicable) and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreement (to the extent applicable) and the Stock Option Agreement and the transactions contemplated hereby and thereby are each exempt from, the requirements of (1) any applicable "moratorium," "control share," "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including Chapter 23B.19 of the WBCA and
     (2) Article 10 of the Company Articles such that the prohibitions of
     Section 23B.19.040 of the WBCA and supermajority vote requirement of
     Section 10.2.1 of the Company Articles do not apply to this Agreement, the Support Agreement the Stock Option Agreement or the transactions contemplated hereby or thereby.

          (d) Regulatory Filings; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority, Self-Regulatory Organization or with any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger, except for (A) filings of applications or notices with the NYSE, the NASD and other Previously Disclosed securities licensing or supervisory authorities, (B) the filing with the SEC of the Proxy Statement in definitive form, (C) approval of the Company's shareholders as contemplated by Section 5.3(c), (D) approval of the NYSE and consents of national securities exchanges to the transfer of ownership of seats or memberships and (E) the filing of a certificate of merger with the Secretary of State of the State of Washington pursuant to the WBCA. As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities or Self-Regulatory Organizations necessary to permit consummation of the transactions contemplated by this Agreement will not be received.

               (2) Subject only to the approval by the holders of a majority of the outstanding shares of Company Common Stock, the receipt of the regulatory approvals referred to in Section 5.3(d)(1), the expiration of applicable waiting periods and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, the Support Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination (with or without the giving of notice, passage of time or both) under, any law, rule or regulation or any judgment, decree, order, governmental or nongovernmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or its or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company Bylaws or similar governing documents of any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or nongovernmental permit or license or Contract.

          (e) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock, of which not more than 13,500,000 shares are outstanding as of the date hereof, and 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, 542,347 shares of Company Common Stock are held as Treasury Shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any subscriptive or preemptive rights). As of the date hereof, other than the Company Stock Options, there are no shares of Company Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. Section 5.3(e) of the Company Disclosure Schedule sets forth a list of the holders of outstanding Company Stock Options, the date that each such Company Stock Option was granted, the number of shares of Company Common Stock subject to each such Company Stock Option, the expiration date of each such Option and the price at which each such Company Stock Option may be exercised under the applicable Company Stock Plan.

          (f) Subsidiaries. The Company has Previously Disclosed a list of all its Subsidiaries, including the states in which such Subsidiaries are organized, a brief description of such Subsidiaries' principal activities, and if any of such Subsidiaries is not wholly owned by the Company or one of its Subsidiaries, the percentage owned by the Company or any such Subsidiary and the names, addresses and percentage ownership by any other person. No equity securities of any of the Company's Subsidiaries are or may become required to be issued, transferred or otherwise disposed of (other than to the

     Company or a wholly owned Subsidiary of the Company) by reason of any Rights with respect thereto. There are no Contracts by which any of the Company's Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no Contracts relating to the rights or obligations of the Company to vote or to dispose of such shares. All of the shares of capital stock of each of the Company's Subsidiaries are fully paid and nonassessable and subject to no subscriptive or preemptive rights or Rights and, except as Previously Disclosed, are owned by the Company or a Company Subsidiary free and clear of any Liens. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (g) SEC Documents, Financial Statements. (1) The Company has provided or made available to the Acquiror copies of each registration statement, offering circular, report, definitive proxy statement or information statement filed by the Company with the SEC or circulated by the Company through the date of this Agreement and will promptly provide each such registration statement, offering circular, report, definitive proxy statement or information statement filed or circulated after the date hereof (collectively, the "Company SEC Documents"), each in the form (including exhibits and any amendments thereto) filed with the SEC (or, if not so filed, in the form used or circulated). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the SEC Documents, including the financial statements, exhibits and schedules thereto, filed or circulated prior to the date hereof complied (and each of the SEC Documents filed after the date of this Agreement will comply) as to form with applicable Securities Laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (2) Each of the Company's statements of financial condition included in or incorporated by reference into the SEC Documents, including the related notes and schedules, fairly presented (or, in the case of SEC Documents filed after the date of this Agreement, will fairly present) the consolidated financial condition of the Company and its Subsidiaries as of the date of such statement of financial condition and each of the statements of income, cash flows and changes in shareholders' equity included in or incorporated by reference into the SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "Financial Statements"), fairly presented (or, in the case of SEC Documents filed after the date of this Agreement, will fairly present) the consolidated results of operations, cash flows and shareholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein and except that such unaudited statements include no notes).

               (3) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances known to the Company which could reasonably be expected to result in such a liability, other than:

               (A) liabilities provided for in the statement of financial condition included in the SEC Documents most recently filed prior to the date hereof, or disclosed in the notes thereto; or

               (B) other undisclosed liabilities which, individually or in the aggregate, are not Material.

               (4) The Company has delivered or made available to the Acquiror true and complete copies of the FOCUS Reports filed on Form X-17A-5 (the "FOCUS Reports") as of March 26, 1999 and June 25, 1999 by each Subsidiary of the Company that is a "broker" or "dealer", as such terms are defined in Sections 2(a)(4) and 2(a)(5) of the Exchange Act (collectively, the "Broker-Dealer Subsidiaries"). Each FOCUS Report complied (and with respect to FOCUS Reports filed after the date hereof, will comply) at the date thereof with the rules and regulations of the SEC relating thereto and fairly presented (or will present, as the case may be) the information required to be presented therein pursuant to Rule 17a-5 under the Exchange Act.

          (h) Absence of Certain Changes. Since June 25, 1999, the business of the Company and its Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has not been:

               (1) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material adverse change in the financial condition, results of operations, business, assets, properties or shareholders' equity of the Company and its Subsidiaries, taken as a whole;

               (2) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries or to the Company or any of its Subsidiaries' certificate of incorporation or bylaws (or similar governing documents);

               (3) any (A) incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money, or
          (B) assumption, guarantee, endorsement or otherwise by the Company of any obligations of any other person, in each case, other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practices;

               (4) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary and usual course of business consistent with past practices;

               (5) prior to or on the date hereof, any making of any loan in excess of $50,000, or aggregate loans in excess of $250,000, advance or capital contributions to or investment in any person, in each case, other than in the ordinary and usual course of business consistent with past practice;

               (6) any change in any accounting policies or practices by the Company or any of its Subsidiaries; or

               (7) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, consultant, partner or employee of the Company or any of its Subsidiaries (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer, consultant, partner or employee of the Company or any of its Subsidiaries, or (C) change in compensation or other benefits payable to any director, officer, consultant, partner or employee of the Company or any of its Subsidiaries, except, in each case, in the ordinary course of business or as required by Contract or applicable law with respect to employees of the Company or any of its Subsidiaries.

          (i) Contracts. (1) The Company has Previously Disclosed each of the following Contracts to which either the Company or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject:

               (A)  any lease of real property;

               (B) any agreement in force as of the date hereof for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either annual payments of $25,000 or more or aggregate payments of $50,000 or more;

               (C) any partnership, joint venture or other similar agreement or arrangement, or any options or rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or such person, in each case, entered into other than in the ordinary course of business;

               (D) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

               (E) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment, outstanding as of the date hereof, for the borrowing of money by the Company or one of its Subsidiaries or the deferred purchase price of property in excess of $50,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

               (F) any agreement in force as of the date hereof that creates future payment obligations in excess of $10,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 90 days or less;

               (G) any license, franchise or similar agreement material to the Company or any of its Subsidiaries or any agreement relating to any trade name or intellectual property right that is material to the Company or any of its Subsidiaries;

               (H) any exclusive dealing agreement or any agreement that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area or that would so limit their freedom after the Effective Date;

               (I) any compensation, employment, severance, supplemental retirement or other similar agreement or arrangement with any employee or former employee of, or independent contractor with respect to, the Company or any of its Subsidiaries, or any other agreement with any current or former Affiliate of the Company; and

               (J) any other Contract that is a "material contract" as defined in Item 601(b)(10) of SEC Regulation S-K and that has not been filed prior to the date hereof as an exhibit to the Company's SEC Documents.

               (2) Each Contract that has been, or is required to be, Previously Disclosed pursuant to this Section is a valid and binding agreement of the Company or one or more of its Subsidiaries, as the case may be, and is in full force and effect, and the Company or its Subsidiaries parties thereto are not in default or breach in any material respect under the terms of any such Contract.

          (j) Contracts with Clients. (1) Each of the Company and its Subsidiaries is in compliance with the terms of each Contract with any Client, and each such Contract is in full force and effect with respect to the applicable Client. There are no disputes pending or threatened with any Client under the terms of any such Contract or with any former Client.

               (2) Each extension of credit by the Company or any of its Subsidiaries to any Client (A) is in full compliance with Regulation T of the Federal Reserve System or any substantially similar regulation of any governmental or regulatory agency or authority, (B) is fully secured and
     (C) the Company or one or more of its Subsidiaries, as the case may be, has a first priority perfected security interest in the collateral securing such extension of credit.

          (k) Registration Matters. (1) Each Broker-Dealer Subsidiary is, and at the Effective Time will be, duly registered under the Exchange Act as a broker-dealer with the SEC, and is, and at the Effective Time will be, in compliance with the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, including, but not limited to the net capital requirements thereof. Each Broker-Dealer Subsidiary is, and at the Effective Time will be, a member in good standing with all required Self-Regulatory Organizations and in compliance with all applicable rules and regulations of the Self-Regulatory Organizations. Each Broker-Dealer Subsidiary is, and at the Effective Time will be, duly registered as a broker-dealer under, and in compliance with, the applicable laws, rules and regulations of all jurisdictions in which it is required to be so registered.

               (2) The Company has delivered or made available to the Acquiror, true, correct and complete copies of (A) each Broker-Dealer Subsidiary's Uniform Application for Broker-Dealer Registration on Form BD ("Form BD") and (B) each Uniform Application for Investment Adviser Registration filed by the Company or any Subsidiary ("Form ADV", and together with Form BD, "Forms"), all of the Forms reflecting all amendments thereto filed with the NASD or the SEC, as the case may be, on or prior to the date hereof. The Forms are in compliance with the applicable requirements of the Exchange Act or the Investment Advisers Act, as the case may be, and the rules and regulations under such Acts and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided or made available true and complete copies of all audit reports by the SEC or the NASD regarding the Company or its Subsidiaries. Each director, officer, agent and employee of each Broker-Dealer Subsidiary who is required to be registered as a representative, principal or agent with the securities commission of any state or with any SRO is duly registered as such and such registration is in full force and effect. Each registered representative and principal of each Broker-Dealer Subsidiary has at least the minimum series license for the activities which such registered representative or principal performs for such Broker-Dealer Subsidiary.

               (3) The net capital, as such term is defined in Rule 15c3-1 under the Exchange Act, of each Broker-Dealer Subsidiary satisfies, and since their inception has satisfied, the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which the Broker-Dealer Subsidiary conducts business, and has been sufficient to permit each Broker-Dealer Subsidiary to operate without restriction on its ability to expand its business under NASD Conduct Rule 3130 or NYSE Rule 326.

               (4) None of the Broker-Dealer Subsidiaries nor any "associated person" thereof (a) is subject to a "statutory disqualification" as such terms are defined in the Exchange Act, (b) is ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer or
     (c) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation.

               (5) Except as Previously Disclosed, neither the Company nor its Subsidiaries is or is required to be registered as an investment company, investment adviser, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations. No Broker-Dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act.

               (6) Neither the Company, its Subsidiaries nor any "affiliated person" (as defined in the Investment Company Act) thereof, as applicable, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. Neither the Company, its Subsidiaries nor any "associated person" (as defined in the Advisers Act) thereof, as applicable, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser. Neither the Company nor its Subsidiaries provides investment advisory, subadvisory or management services to or through (i) any issuer or other Person that is an investment company (within the meaning of the Investment Company Act), (ii) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or
     (iii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

               (7) Each account to which the Company provides investment management, advisory or subadvisory services that (i) is an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or (iii) any entity whose underlying assets are deemed, under 29 C.F.R. Section 2510.3-101, to include the assets of such a plan by reason of such a plan's investment in such entity (each, an "ERISA Client") has been managed or provided brokerage services by the Company or a Subsidiary thereof, as applicable, such that the Company or such Subsidiary in the exercise of such management or in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA.

          (l) Compliance with Laws. Each of the Company and its Subsidiaries, and, to the best of the Company's knowledge, each of their respective officers and employees:

               (1) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses, and the rules of all Self-Regulatory Organizations applicable thereto;

               (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the best of the Company's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely; are in good standing with all relevant Governmental Authorities and are members in good standing with all relevant Self-Regulatory Organizations;

               (3) has received, since January 1, 1997, no notification or written communication (or, to the best knowledge of the Company, any other communication) from any Governmental Authority or Self-Regulatory Organization (A) asserting non-compliance with any of the statutes, regulations, rules or ordinances that such Governmental Authority or Self-Regulatory Organization enforces, (B) threatening any material penalty or to revoke any license, franchise, seat on any exchange, permit, or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist), (C) requiring any of them (including any of the Company's or its Subsidiary's directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy), or (D) restricting or disqualifying their activities (except for restrictions imposed by rule, regulation or administrative policy on brokers or dealers generally);

               (4) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against the Company, any of its Subsidiaries or any officer, director or employee thereof;

               (5) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA and (B) engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which would subject it to liability or Taxes under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code;

               (6) The Company has made available to the Acquiror true and correct copies of (A) each Form G-37/G-38 filed with the MSRB since January 1, 1997 and (B) all records required to be kept by the Company under Rule G-8(a)(xvi) of the MSRB. Since January 1, 1997, other than as disclosed in such Forms G-37/G-38 made available to the Acquiror, there have been no contributions or payments, and there is no other information, that would be required to be disclosed by the Company or any of the Company's Subsidiaries;

               (7) is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Governmental Authority or Self-Regulatory Organization, or been advised since January 1, 1997, by any Governmental Authority or Self-Regulatory Organization that it is considering issuing or requesting any such agreement or other action or has knowledge of any pending or threatened regulatory investigation; and

               (8) since January 1, 1997, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with (A) any applicable Governmental Authority and (B) any Self-Regulatory Organization (collectively, the "Company Reports"). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

          (m) Properties; Securities. (1) Except as may be reflected in the Company's Financial Statements dated before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the Material properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and its Subsidiaries as of the dates thereof. To the best of the Company's knowledge, all buildings and all the Material fixtures, equipment, and other property and assets held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles). The Company has Previously Disclosed a list of any and all real estate owned or leased by it or a Company Subsidiary as of the date hereof. Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of each of the Company or any of its Subsidiaries. Such securities are valued on the books of the Company or its Subsidiaries in accordance with generally accepted accounting principles.

               (2) Except as Previously Disclosed, neither the Company nor any Subsidiary thereof holds any equity securities for its own account involving, in the aggregate, ownership or control of 5% or more of any class of an issuer's voting securities or 25% or more of the issuer's equity (treating subordinated debt as equity). Except as Previously Disclosed, there are no partnerships, limited liability companies, joint ventures or similar entities, in which the Company or any of its Subsidiaries is a general partner, manager, managing member or holds some other similar position or owns or controls any interest, directly or indirectly, of 5% or more and the nature and amount of each such interest.

          (n) Taxes. (1) All Tax Returns with respect to the Company or its Subsidiaries including consolidated United States federal income tax returns of it and its Subsidiaries, have been timely filed (taking into account any Previously Disclosed extension of time within which to file), and such Tax Returns were true, complete and accurate;

               (2) All Taxes shown to be due on such Tax Returns have been paid in full;

               (3) All Taxes due with respect to completed examinations have been paid in full;

               (4) No issues have been raised in writing (or, to the knowledge of the Company, through any other communication) with the Company or any of its Subsidiaries by the relevant taxing authority in connection with the examination of any such Tax Returns;

               (5) No currently effective waivers of statutes of limitations (excluding such statues that relate to years currently under examination by the IRS) have been given by or requested with respect to any Taxes of the Company or any of its Subsidiaries;

               (6) Each of the Company and its Subsidiaries has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith and have not been finally determined;

               (7) The federal and state income Tax Returns of the Company and its Subsidiaries have been examined by the IRS or the relevant state taxing authorities, as the case may be, through 1995. The federal income tax returns of the Company and its Subsidiaries for the fiscal year ended September 30, 1995 and for all fiscal years prior thereto are, for purposes of routine audit by the IRS, closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except as previously disclosed, there are no audits by, or disputes pending between the Company or any of its Subsidiaries and, any taxing authority of which the Company or any of its Subsidiaries has received written notice, or claims asserted in writing by any taxing authority for, Taxes or assessments upon the Company or any of its Subsidiaries. In addition, (A) proper and accurate amounts have been withheld by the Company and its Subsidiaries from their employees for all prior periods in compliance with the Tax withholding provisions of applicable federal, state and local laws, (B) federal, state and local Tax Returns that are complete and accurate have been filed by the Company and its Subsidiaries for all periods for which Tax Returns were due with respect to income Tax withholding, Social Security and unemployment Taxes,
     (C) the amounts shown on such federal, state or local Tax Returns to be due and payable have been paid in full and (D) there are no Tax liens upon any property or assets of the Company or its Subsidiaries except liens for current Taxes not yet due;

               (8) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method; and

               (9) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as successor or transferee, by contract or otherwise.

          (o) Litigation. Company has furnished Acquiror copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of the end of its fiscal year most recently completed as of the date hereof in connection with the Company's financial statements included in the Company's most recent annual report on Form 10-K as filed with the SEC, and (ii) a written list of legal litigation, proceedings, investigations or controversy ("Litigation") before any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization involving Company or any Company Subsidiary since the end of such fiscal year or which have been previously disclosed in the Company's SEC Documents ("Litigation List"). Except as disclosed in the Litigation List, no Litigation before any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization is pending against the Company or any of its Subsidiaries, and, to the best of the Company's knowledge, no such Litigation has been threatened.

          (p) Employees; Labor Matters. (1) Each of the Company and its Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of the Company nor any of its Subsidiaries are engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against the Company or any of its Subsidiaries before the National Labor Relations Board. There are no charges or complaints against the Company or any of its Subsidiaries pending of threatened in writing alleging sexual or other harassment, or other discrimination, by the Company, any of its Subsidiaries or by any of their employees, agents or representatives.

               (2) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or organization, nor has it agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified, or is seeking certification, as representing any of the employees of any of the Companies or their Subsidiaries.

          (q) Employee Benefit Plans. (1) The Company has Previously Disclosed a complete list of each employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of
     Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors or their beneficiaries (the "Benefit Plans").

               (2) The Company has heretofore made available to Acquiror (A) true and complete copies of each of the Benefit Plans (or written explanations of any unwritten Benefit Plans) as in effect on the date hereof; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (C) the most recent determination letter from the IRS (if applicable) for such Benefit Plan.

               (3) With respect to each Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plans and each Benefit Plan has been administered in all material respects in accordance with its terms. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of the Company, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the related trust (except for changes in applicable law for which the remedial amendment period has not yet expired). No Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

               (4) All contributions required to be made to any Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements. Each Benefit Plan, if any, that is an employee welfare benefit plan under Section 3(1) of ERISA is either (A) funded through an insurance company contract and is not a "welfare benefit fund" with the meaning of Section 419 of the Code or (B) unfunded.

               (5) There is no pending or, to the knowledge of the Company, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that would subject the Company or any of its Subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Code or
     Section 502(i) of ERISA.

               (6) No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Company nor any of its Subsidiaries has contributed or been obligated to contribute to a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing, but unrelated, sponsors and that is subject to

     Title IV of ERISA at any time on or after September 26, 1980. No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001 of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Benefit Plan or, to the knowledge of the Company, by any ERISA Affiliate. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has provided, or is required to provide, security to any Benefit Plan or any single-employer plan of an ERISA Affiliate.

               (7) Neither the Company nor any of its Subsidiaries has any obligation for retiree health, life or other welfare benefits, except for benefits and coverage required by applicable law, including, without limitation, Section 4980B of the Code and Part 6 of Title I of ERISA. There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such plan (other than reasonable and customary advance notice requirements) without incurring any Material liability thereunder.

               (8) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either standing alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, "excess parachute" (within the meaning of 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Benefit Plan, (B) increase any benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefit or (D) affect in any way the ability to amend, terminate, merge or administer any Benefit Plan.

          (r) Environmental Matters. The Company and its Subsidiaries have complied at all times with applicable Environmental Laws; no property (including buildings and any other structures) currently or formerly owned or operated (or which the Company or any of its Subsidiaries would be deemed to have owned or operated under any Environmental Law) by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Company or its Subsidiaries; the Company is not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; within the last six years, the Company and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Company under, any Environmental Law; the Company and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; the Company and its Subsidiaries are not aware of any reasonably likely liability relating to environmental circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products or polychlorinated biphenyls) involving the Company or one of its Subsidiaries, any currently or formerly owned or operated property (whether as fiduciary or otherwise), or any reasonably likely liability related to any Lien held by the Company or one of its Subsidiaries; and the Company has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company or one of its Subsidiaries or any currently or formerly owned or operated property or any property in which the Company or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

          (s) Internal Controls. The Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management's general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management's general or specific authorization, and
     (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (t) Derivatives; Etc. All exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor, to the best of the

     Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Company's SEC Documents disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and, since June 25, 1999, there has not been a material change in such value.

          (u) Names and Trademarks. The Company and its Subsidiaries have the right to use the names, service-marks, trademarks and other intellectual property currently used by them in the conduct of their businesses; each of such names, service-marks, trademarks and other intellectual property has been Previously Disclosed; and, in the case of such names, service-marks and trademarks, in each state of the United States, such right of use is free and clear of any Liens, and no other person has the right to use such names, service-marks or trademarks in any such state.

          (v) Insurance. The Company has Previously Disclosed all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (w) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding the fees to be paid by the Company to Lazard Freres & Co. LLC in amounts and on terms Previously Disclosed.

          (x) Tax Treatment. As of the date hereof, the Company has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

          (y) Year 2000. The mission-critical computer software operated by the Company or any of its Subsidiaries is capable of providing, or will be adapted in a timely manner to provide, uninterrupted millennium functionality to properly record, store, process, present, refer to and use in calculations calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality and performance as such mission-critical software records, stores, processes, presents, refers to and uses in calculations calendar dates falling on or before

     December 31, 1999, and no failure to provide such functionality has been or could reasonably be expected to be Material to the Company and its Subsidiaries taken as a whole. The costs of any adaptations referred to in the immediately preceding sentence will not be Material to the Company and its Subsidiaries taken as a whole. The Company has made its Year 2000 project assessment and remediation plan available to the Acquiror for review and has furnished the Acquiror with copies of all communications between the Company or any Company Subsidiary and Governmental Authorities having responsibility for overseeing compliance with such Years 2000 compliance matters.

          (z) Administration of Trust Accounts. The Company and each Company Subsidiary has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the best knowledge of the Company, neither the Company, and Company Subsidiary, nor any director, officer or employee of the Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is Material to or could reasonably be expected to be Material to the Company and the Company Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

          5.4 Representations and Warranties of the Acquiror. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, each of the Acquiror and Merger Sub, as the case may be, hereby represents and warrants to the Company as follows:

          (a) Organization, Standing and Authority. Each of the Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (in the case of the Acquiror) or the State of Washington (in the case of Merger Sub), and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Corporate Power. The Acquiror and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

          (c) Corporate Authority. Each of the Acquiror and Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution, delivery of and performance of its obligations under, this Agreement and the Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. This Agreement and the Stock Option Agreement each is a valid and legally binding agreement of each of the Acquiror and Merger Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (d) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority, Self-Regulatory Organization or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror and Merger Sub of this Agreement, or to consummate the Merger, except for (A) the filing of applications and notices, as applicable, with the Federal Reserve System and the Department of Justice; (B) approval of the listing on the NYSE and the CSE of the Acquiror Common Stock to be issued as Merger Consideration (and related Acquiror Rights); (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of a certificate of merger with the Secretary of State of the State of Washington pursuant to the WBCA; and (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Acquiror Common Stock in the Merger. As of the date hereof, the Acquiror is not aware of any reason why the approvals of all Governmental Authorities or Self-Regulatory Organizations necessary to permit consummation of the transactions contemplated hereby will not be received.

               (2) Subject only to receipt of the regulatory approvals referred to in Section 5.4(d)(1), the expiration of applicable waiting periods and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or bylaws (or similar governing documents) of the Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

          (e) Acquiror Capitalization. (1) As of June 30, 1999, the authorized capital stock of Acquiror consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on June 30, 1999, 955,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,596 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 19,903 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21, 288 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 18, 639 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,560 shares of 1998 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 45,508 shares of 1999 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Convertible Preferred Stock, Series B, at $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series B, at $50 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on June 30, 1999, no shares were outstanding; and (iii) 4,0000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on June 30, 1999, 1,650,629,353 shares were outstanding and 15,465,932 shares were held in the treasury. All of the outstanding shares of capital stock of Acquiror have been duly and validly authorized and issued and are fully paid and nonassessable.

               (2) The shares of Acquiror Common Stock to be issued as Merger Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not in violation of any preemptive rights.

          (f) Subsidiaries. Each of the Acquiror's Significant Subsidiaries has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Acquiror has continuously owned all of the outstanding capital stock of Merger Sub since the initial issuance by Merger Sub of its capital stock.

          (g) SEC Documents; Financial Statements. (1) Since December 31, 1996, Acquiror and each Acquiror Subsidiary has filed all reports, registrations, and statements it was required to file with the SEC under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including, but not limited to Acquiror's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998, Forms 10-Q, registration statements, definitive proxy statements, and information statements (collectively, the "Acquiror SEC Documents"). As of their respective dates (and without giving effect to any amendments or modification filed after the date of this Agreement) each of the Acquiror SEC Documents, including the financial statements, exhibits, and schedules thereto, filed or circulated prior to the date hereof complied (and each of the Acquiror SEC Documents filed after the date of this Agreement will comply) as to form with applicable Securities Laws and did not (or, in the case of reports, statements, or circular filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (2) Each of the balance sheets included in or incorporated by reference into the Acquiror SEC Documents, including the related notes and schedules, fairly presented (or, in the case of Acquiror SEC Documents filed after the date of this Agreement, will fairly present) the consolidated financial condition of the Acquiror and its Subsidiaries as of the date of such balance sheet and each of the statements of income, cash flows and changes in shareholders' equity and comprehensive income included in or incorporated by reference into the Acquiror SEC Documents, including any related notes and schedules, fairly presented (or, in the case of Acquiror SEC Documents filed after the date of this Agreement, will fairly present) the consolidated results of operations, cash flows and shareholders' equity, as the case may be, of the Acquiror and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein and except that such unaudited statements include no notes).

          (h) Litigation. Except as disclosed in the Acquiror's SEC Documents filed before the date of this Agreement, no Litigation before any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization that has been or would reasonably be expected to be Material to the Acquiror and its Subsidiaries taken as a whole is pending against the Acquiror or any of its Subsidiaries, and, to the best of the Acquiror's knowledge, no such Litigation has been threatened.

          (i)  Compliance with Laws.  The Acquiror and each of its Significant
     Subsidiaries: is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses in all material respects, and the rules of all Self-Regulatory Organizations applicable thereto and has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self-Regulatory

     Organizations that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted (all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the best of the Acquiror's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely).

          (j) No Brokers. No action has been taken by the Acquiror that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

          (k) Absence of Certain Changes. Since June 30, 1999, there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material adverse change in the financial condition, results of operations, business, assets, properties or shareholders' equity of the Acquiror and its Subsidiaries, taken as a whole.

          (l) Tax Treatment. As of the date hereof, the Acquiror has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

          (m) Activities of Merger Sub. Merger Sub does not have any Subsidiaries or material investments of any kind in any entity. Merger Sub has been incorporated on behalf of the Acquiror solely for purposes of accomplishing the Merger, has not engaged in any other business activity and has conducted its operations only as contemplated hereby.


                                   ARTICLE VI

                                   Covenants

          6.1 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror agrees to use its reasonable best efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

         (b) Without limiting the generality of Section 6.1(a), the Company agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with the Company, to the extent the failure to obtain such consent could reasonably be expected to have a Material adverse effect on the Company and its Subsidiaries, taken as a whole, or its business giving effect to the Merger, or is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits thereof.

          6.2 Shareholder Approval. The Company agrees to take, in accordance with applicable law, applicable stock exchange rules, the Company Articles and the Company Bylaws, all action necessary to convene, and shall hold, an appropriate meeting of shareholders of the Company to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting") as promptly as practicable after the Registration Statement is declared effective, and on a date agreeable to Acquiror. Unless the Company Board, after having consulted with and considered the written advice of outside counsel, has determined in good faith that to do so would constitute a breach of its directors' fiduciary duties under the WBCA, the Company Board shall recommend such approval, and the Company shall take all reasonable, lawful action to solicit such approval by its shareholders.

          6.3 Registration Statement. (a) The Acquiror agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by the Acquiror with the SEC in connection with the issuance of Acquiror Common Stock (and related Acquiror Rights) in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with the Acquiror, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement and the Company agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable; and, provided that the Company and its Subsidiaries have cooperated as required above, the Acquiror agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of the Company and the Acquiror agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Acquiror also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to the Acquiror all information concerning the Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b) Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

          (c) The Acquiror agrees to advise the Company, promptly after the Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          6.4 Access; Information. (a) The Company and its Subsidiaries, on the one hand, and the Acquiror and its Subsidiaries, on the other, shall, upon reasonable notice, and subject to applicable law, afford the other party hereto and such party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours and at such other times as are reasonably necessary throughout the period prior to the Effective Time to the books, records (including tax returns and work papers of independent auditors), properties, personnel and to such other information as such other party may reasonably request; and, during such period, the Company shall furnish promptly to the Acquiror (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws and (2) all other information concerning the business, properties and personnel of it as the Acquiror may reasonably request.

          (b) Each of the Company and the Acquiror agrees that it will not, and will cause its representatives not to, use any information furnished to the other in connection with the transactions contemplated by this Agreement for any purpose unrelated to the consummation of the transactions contemplated by this

Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents furnished to the other in connection with the transactions contemplated by this Agreement unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains, or (4) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

          6.5 Acquisition Proposals. The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or operations of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided, that, if the Company is not otherwise in violation of this Section 6.5, the Company Board may provide information to, and may engage in such negotiations or discussions with, a person, directly or through representatives, if (1) the Company Board, after having consulted with and considered the written advice of outside counsel to such Board, has determined in good faith that the failure to provide such information or to engage in such negotiations or discussions would constitute a breach of its directors' fiduciary duties under the WBCA and (2) the Company has entered into with such person a confidentiality agreement on substantially the same terms as the confidentiality provisions in effect between the Company and the Acquiror. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror with respect to any of the foregoing. The Company shall promptly (but in any event within 24 hours) advise the Acquiror following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise the Acquiror on a current basis of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

          6.6 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, the Company shall deliver to the Acquiror a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of the Company (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act.

          (b) The Company shall use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to the Acquiror, on or before the date of mailing of the Proxy Statement, an agreement in substantially the form attached hereto as Annex A.

          6.7 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

          6.8 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions contemplated hereby do not and will not result in the grant of any Rights with respect to the Company or any of its Subsidiaries to any person (1) under the Company Articles or Company Bylaws, or (2) under any Contract to which the Company or any of its Subsidiaries is a party.

          6.9 Stock Exchange Listing. The Acquiror shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Acquiror Common Stock (and related Acquiror Rights) to be issued to the holders of Company Common Stock in the Merger.

          6.10 Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Notwithstanding the foregoing, the Acquiror shall not be required to accept or agree to any condition or requirement proposed by a Governmental Authority or Self-Regulatory Organization relating to Acquiror, Company or its Subsidiaries that, in the reasonable good faith judgment of Acquiror, is unreasonably burdensome to Acquiror. Each of the Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other (subject in each case to applicable laws relating to the exchange of information) with respect to, all material written information submitted to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Acquiror and the Company agrees to act reasonably and as promptly as practicable. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

          6.11 Retention Program. At the Effective Time, the Company, in cooperation with the Acquiror, will have established a retention program on terms described in Schedule 6.11 to be used to retain certain employees of the Company, and Acquiror, the Company and the Surviving Corporation, as applicable, shall take all actions necessary to implement the provisions of such Schedule 6.11.

          6.12 Certain Employee Benefits. At the Effective Time, the Acquiror will provide employees of the Company who as of the Effective Time become employed by the Acquiror or any of its Subsidiaries (the "Covered Employees") with the employee benefit plans, programs and arrangements maintained by or contributed to the Acquiror or its Subsidiaries and in which Covered Employees are eligible to participate after the Effective Time, substantially as and on the terms set forth on Schedule 6.12 hereto (the "Acquiror Plans"). Except as set forth on Schedule 12, for purposes of all Acquiror Plans, the Acquiror shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company of each Covered Employee (to the same extent such service is recognized under any analogous plans, programs or arrangements of the Company immediately prior to the Effective Time to the extent such a plan, program or arrangement is in effect immediately prior to the Effective Time) as service rendered to the Acquiror or its Subsidiaries, as the case may be, solely for purposes of eligibility to participate and for vesting thereunder (but not for purposes of benefit accruals). The Acquiror and its Subsidiaries will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Benefit Plans) and eligibility waiting periods, under any health plans maintained by the Acquiror or its Subsidiaries in which Covered Employees are eligible to participate after the Effective Time, other than the Wells Fargo Long Term Disability Plan and the Wells Fargo Long Term Care

Plan, to be waived with respect to (a) Covered Employees who, immediately prior to the Effective Time, participated in a Company-sponsored health plan and (b) their eligible dependents. The Acquiror and its Subsidiaries will recognize, for purposes of any annual deductible and out-of-pocket limits under its health plans, deductible and out-of-pocket expenses paid by Covered Employees and their dependents during the calendar year in which the Effective Time occurs under the health plans of the Company and its Subsidiaries. The Acquiror and its Subsidiaries shall honor, pursuant to the terms of the Previously Disclosed Benefit Plans, and to the extent consistent with applicable law, all accrued employee benefit obligations to current and former employees of the Company under such plans. Nothing in this Section 6.12 shall prevent Acquiror from amending or terminating any Benefit Plans or benefit plans of the Acquiror (or its Subsidiaries) or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

          6.13 Indemnification. With respect to the indemnification of directors and officers, Acquiror agrees as follows:

          (a) Acquiror shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary (an "Indemnified Party" and, collectively, the "Indemnified Parties"), in the Company Articles or Bylaws or similar governing documents of any Company Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 6.13(a) shall be deemed to preclude the liquidation, consolidation, or merger of Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company or a Company Subsidiary, the Acquiror shall guarantee, to the extent of the net asset value of the Company or such Company Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Company or such Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above. Notwithstanding anything to the contrary contained in this Section, nothing contained herein shall require Acquiror to indemnify any person who was a director or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

          (b) Any Indemnified Party wishing to claim indemnification under this Section, upon learning of such claim, action, suit, proceeding, or investigation, shall promptly notify the Acquiror thereof, but the failure to so notify shall not relieve the Acquiror of any liability it may have to such Indemnified Party unless such failure has actually prejudiced the Acquiror. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time) (i) if the Acquiror agrees that the claim, action, suit, proceeding or investigation is fully indemnifiable and that the Acquiror will pay any liability resulting from such claim, action, suit, proceeding or investigation, the Acquiror shall have the right to assume the defense thereof and shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and the Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Acquiror shall be obligated pursuant to this subparagraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (ii) such Indemnified Party shall cooperate fully in the defense of any such matter.

         (c) For a period of six years from the Effective Time, the Acquiror shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries with respect to claims against such directors and officers arising from fact or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall the Acquiror be required to expend more than 150 percent of the current amount expended by the Company (such limit on the premiums required to be expended by the Acquiror, the "Insurance Amount") to maintain or procure such directors and officers insurance coverage for a comparable six-year period; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 6.13(b), the Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any subsidiary may be required to make application and provide customary representations and warranties to the Acquiror's insurance carrier for the purpose of obtaining such insurance.

          (d) If the Acquiror or any of its successors shall consolidate with, or merge into, any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all of its assets to any other entity, then, and in each case, proper provision shall be made so that the successor and assigns of the Acquiror shall assume the obligations set forth in this Section 6.13.

          (e) The provisions of this Section 6.13 are intended to be for the benefit of, and enforceable in accordance with their terms by, Indemnified Parties.

          6.14 Notification of Certain Matters. (a) Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material breach of any of its representations, warranties, covenants or agreements contained herein.

          (b) The Company and each of its Subsidiaries shall promptly notify the Acquiror, and the Acquiror shall promptly notify the Company, of any written notice (or any other communication of which the Company and each of its Subsidiaries, on the one hand, or the Acquiror, on the other hand, becomes aware) from any person alleging that the consent of such person is or may be required as a condition to the Acquisition or any notice or other communication from any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

          6.15 Press Releases. Each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of any applicable Self-Regulatory Organization.

          6.16 Certain Policies of the Company. Upon the request of the Acquiror, the Company shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its reasonable best efforts to record certain accounting adjustments intended to conform the accrual and reserve policies of the Company so as to reflect the policies of the Acquiror; provided, however, that the Company shall not be obligated to record any such accounting adjustments pursuant to this Section 6.16 unless and until the Acquiror has certified to the Company that the conditions to its obligation to consummate the Merger will be satisfied or waived on or before the Effective Time and in no event to be effective prior to the day prior to the Effective Date. The Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.16.

                                  ARTICLE VII

                    Conditions to Consummation of the Merger

          7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the Acquiror, Merger Sub and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock entitled to vote thereon in accordance with Section 23B.11.030 of the WBCA, other applicable law and the Company Articles and Company Bylaws.

          (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities and Self-Regulatory Organizations required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. No approvals, licenses, or consents granted by any Governmental Authority or Self-Regulatory Organization shall contain any condition or requirement relating to Acquiror, Company or its Subsidiaries that, in the reasonable good faith judgment of Acquiror, is unreasonably burdensome to Acquiror.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Listing. The shares of Acquiror Common Stock (and related Acquiror Rights) to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f) Tax Opinions. The Acquiror shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Acquiror, and the Company shall have received an opinion of Perkins Coie LLP, counsel to the Company, in each case dated the Effective Date, substantially to the effect that, based on the facts and assumptions stated therein, for United States federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering their respective opinions, such counsel may require and rely upon customary representations of the officers of the Company and the Acquiror.

          7.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 5.2, the representations and warranties of the Acquiror and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by the Chairman, the President, or any Vice Chairman, Executive Vice President, or Senior Vice President of the Acquiror to such effect.

          (b) Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by the Chairman, the President, or any Vice Chairman, Executive Vice President, or Senior Vice President of the Acquiror to such effect.

          7.3 Conditions to Obligation of the Acquiror and Merger Sub. The obligation of the Acquiror and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 5.2 (except with respect to Section 5.3(e), which shall be true and correct in all material respects), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and the Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the

     Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Acquiror shall have received, prior to the Effective Time, a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Employment Agreements. The Employment Agreements for each individual listed in Group A on Schedule 7.3(c) and each individual (each, a "Group B individual") listed in Group B on Schedule 7.3(c) shall be in full force and effect (other than as a consequence of death or disability) and, in each case, such individual shall not have committed an act or omission that would permit their termination for "cause" thereunder; provided, however, that, if the preceding condition is not met with respect to any Group B Individual, the Company may, in substitution for such Group B Individual, designate (after consultation with the Acquiror) individuals (each, a "Group C Individual") listed in Group C on Schedule 7.3(c) having an aggregate production percentage (determined as of the date on which such Group B Individual's Employment Agreement shall have ceased to be in full force and effect or the Company shall have become aware of such cause for termination) that is at least equal to such Group B Individual's production percentage as set forth on Schedule 7.3(c).

          (d) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material adverse effect on the Company or the Surviving Corporation.

          (e) Year 2000. There shall be no feature of the Company's or Company's Subsidiaries' mission critical data processing, operating, or platform systems that would prevent those systems from continuing to run independently in all material respects after December 31, 1999 until such time as a subsequent conversion to Acquiror's systems can be completed. The mission critical computer software operated by the Company and its Subsidiaries will provide uninterrupted millennium functionality to properly record, store, process, present, refer to and use in calculations calendar dates falling on or after January 1, 2000 with substantially the same functionality and performance as such mission critical software records, stores, processes, presents, refers to, and uses in calculations calendar dates falling on or before December 31, 1999.

          (f) Company Stock. Company shall have complied with the provisions of Section 4.1(b) hereof.

          (g) Capitalization. As of immediately prior to the Effective Time, the total number of shares of Company Stock outstanding (including Company Stock issuable pursuant to any outstanding Rights or other obligations of the Company or any of its Subsidiaries, other than the Stock Option Agreement) will not be greater than 14,937,610.


                                 ARTICLE VIII

                                  Termination

          8.1 Termination. This Agreement may be terminated, and the Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company.

          (b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company in the event of either: (1) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a Material adverse effect on the breaching party or the Surviving Corporation.

          (c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company in the event that the Merger is not consummated by June 30, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.1(c).

          (d) No Approval. By the Company or the Acquiror in the event (1) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or (2) the shareholder approval required by Section 7.1(a) herein is not obtained at the Company Meeting or at any adjournment or postponement thereof.

          (e) Failure to Recommend, Etc. By the Acquiror, if at any time prior to the Company Meeting, the Company Board shall have failed to make its recommendation referred to in Section 6.2, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the Acquiror (whether in accordance with Section 6.2 or otherwise).

          (f) by the Board of Directors of the Company, upon written notice to the Acquiror at any time during the five-day period commencing on the first day after the Condition Date, if both of the following conditions are satisfied:

               (1) the Average Closing Price as of the Condition Date shall be less than $32.00; and

               (2) (A) the quotient obtained by dividing the Average Closing Price as of the Condition Date by the Starting Price (such number being referred to herein as the "Acquiror Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause
     (ii)(B) (such number being referred to herein as the "Index Ratio");

subject, however, to the following provisions. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to the Acquiror; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the three-day period commencing with its receipt of such notice, the Acquiror shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of $32.00 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price as of the Condition Date, and (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Acquiror Ratio. If the Acquiror makes such an election within such three-day period, it shall give prompt written notice to the Company of such election and of the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(f).

          For purposes of this Section 8.1(f), the following terms shall have the meanings indicated:

          "Average Index Price" means the average of the Index Prices for the ten consecutive full NYSE trading days ending at the close of trading on the Condition Date.

          "Index Group" means the 19 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Condition Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the Acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 19 bank holding companies and the weights attributed to them are as follows:

          Company                                          Weighting (%)
          -------                                          -------------
          Bank of America Corporation                          19.8
          Bank One Corporation                                 13.4
          BB&T Corporation                                      3.6
          Comerica Incorporated                                 1.8
          Fifth Third Bancorp                                   3.1
          First Union Corporation                              10.9
          Huntington Bancshares, Inc.                           2.6
          Keycorp                                               5.1
          Marshall & Illsley Corporation                        1.2
          Mellon Bank Corporation                               5.9
          National City Corporation                             7.1
          Northern Trust Corporation                            1.3
          PNC Bank Corp.                                        3.4
          Regions Financial Corporation                         2.6
          State Street Corporation                              1.8
          Summit Bancorp                                        2.0
          SunTrust Banks, Inc.                                  3.7
          U.S. Bancorp                                          8.4
          Wachovia Corporation                                  2.3

          "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

          "Starting Date" means the last full NYSE trading day ending prior to the date of execution of this Agreement.

          "Starting Price" shall mean the last sale price per share of Acquiror Common Stock on the Starting Date, as reported on the NYSE.

          If the Acquiror or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Condition Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(f).

          8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (1) as set forth in Sections 9.1 and 9.5 and (2) that termination will not relieve a breaching party from liability for any willful breach of this Agreement or of its obligations under the Stock Option Agreement.


                                  ARTICLE IX

                                 Miscellaneous

          9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that (a) to the extent the agreements of the parties contained herein by their terms apply after the Effective Time, such agreements shall survive the Effective Time, and (b) if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Sections 6.4(b), 8.2 and in this Article IX shall survive such termination.

          9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (1) waived by the party benefited by the provision, or (2) amended or modified at any time, by an agreement in writing between the parties hereto approved or authorized by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after approval of the Merger by the shareholders of the Company, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

          9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

          9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law or provisions of the WBCA or the Delaware General Corporation Law apply).

          9.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC registration fees shall be shared equally between the Company and the Acquiror.

          9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (1) on the date of delivery, if personally delivered or telecopied (with confirmation), (2) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (3) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to the Acquiror or Merger Sub, to:   With a copy to:
Wells Fargo & Company                   Wachtell, Lipton, Rosen & Katz
420 Montgomery Street                   51 West 52nd Street
San Francisco, California 94163         New York, New York 10019

Attention: Randall J. Lewis             Attention: Edward D. Herlihy, Esq.
Facsimile: (415) 646-0325               Facsimile: (212) 403-2000

If to the Company, to:                  With a copy to:
Ragen MacKenzie Group Incorporated      Perkins Coie LLP
999 Third Avenue, Suite 4300            1201 Third Avenue, Suite 4800
Seattle, Washington 98104               Seattle, Washington 98101-3099

Attention: V. Lawrence Bensussen        Attention: Stewart M. Landefeld, Esq.
Facsimile: (206) 464-8806               Facsimile: (206) 583-8500

          9.7 Entire Understanding, No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules), the Stock Option Agreement and the Support Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Section 6.12, insofar as such Section expressly provides certain rights to the persons named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.8 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                                  *   *   *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                        WELLS FARGO & CO.

                                        By:     /s/ John E. Ganoe
                                           -------------------------------------
                                            Name:   John E. Ganoe
                                            Title:  Executive Vice President

                                        RAGEN MACKENZIE GROUP INCORPORATED

                                        By:     /s/ Lesa A. Sroufe
                                           -------------------------------------
                                            Name:   Lesa A. Sroufe
                                            Title:  Chairman and
                                                    Chief Executive Officer

                                        ROMERO ACQUISITION CORP.

                                        By:     /s/ John E. Ganoe
                                           -------------------------------------
                                            Name:   John E. Ganoe
                                            Title:  Chief Executive Officer